Exhibit 99.2

Certain Remarks of Fred B. Parks

Urologix, Inc. Teleconference

October 26, 2004:

•	95 percent of first-quarter revenue represented sales of treatment catheters.

•	Treatment revenue increased 22 percent from the prior-year quarter but declined 12 percent from the sequential fourth quarter.

•	Over 99 percent of our revenue came from U.S. sales.

•	Twenty new accounts committed to our technology, down from 32 new accounts in the prior-year quarter and 40 new accounts in the sequential fourth quarter of 2004.

•	I’ll discuss the revenue shortfall in three categories, with direct accounts, the most important category, coming last.

•	First, treatments with our mobile channel missed our expectation by approximately 300 catheters. During the past quarter or shortly thereafter, we contacted each of our major mobile partners. None of these partners have stopped operations, all reported continued use of CTUMT technology and all affirmed their intention to be flat or modestly growing this year. However, large mobiles are increasingly carrying multiple technologies, often three or more, to urologists. The end market is growing but is becoming segmented among these technologies. We have begun a support program for mobile partners to develop new accounts and rejuvenate “tired” ones, with a goal of returning our quarterly sales to our mobile providers to prior year levels no later than the fiscal fourth quarter. Now to new accounts.

•	Second, the number of new accounts in the first quarter was below our average. We increased our installed base of control units by 10 during the quarter and developed 20 new account relationships. The number of control units is not such a concern but the number of new account relationships is well below our prior year average of approximately 35 new accounts per quarter.

Certain Remarks of Fred B. Parks
Urologix, Inc. Teleconference
October 26, 2004

Our sales force tells me that urologists typically have at least four quotes to evaluate before selecting an option. Needless to say, this slows the new account development process significantly. Increasing access to our therapy through new account development is important to our future and our sales team has been empowered to make it easier for Urologists to trial our technology.

•	Third, urologists in the direct account category contributed the biggest portion of the guidance gap and this is our area of greatest attention. Direct accounts are our primary market, where more than 60 percent of our control units reside. I want to emphasize that we are not losing accounts. Of our top 100 users in fiscal 2004, almost 90% have re-ordered product in the last 100 days. However, we believe there is some “sampling” under way. The capital cost associated with BPH minimally invasive therapy options continues to decline and is sometimes negligible. Accordingly, our competitors’ boastful claims and low entry prices are seductive. However, we don’t believe clinical results will stand up to the durability test over a few quarters.

•	[O]ur R&D efforts will increase while we shift our marketing effort to offer greater assistance to current users.

•	We will continue to develop new accounts but our growth depends on strengthening relationships with current users and increasing utilization rates.

•	Finally, with a record hurricane season in Florida and in response to many phone calls, we examined the geographic treatment pattern in the first quarter. We estimate that weather could have been responsible for 100 to 150 lost treatments during the quarter.

•	We have retained 100 percent of the sales force during the period. We did not have any product shortages.